Exhibit 99.1

Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453

Repligen Reports Second Quarter 2015 Financial Results

- Product Sales Increase 38% to a Record $21.5 Million -

- Conference Call and Webcast Today at 8:30 a.m. ET -

WALTHAM, MA – August 6, 2015 – Repligen Corporation (NASDAQ:RGEN), a life sciences company focused on bioprocessing technology leadership, today reported financial results for the second quarter and six-month (year-to-date) periods ended June 30, 2015. Below are the Company’s performance highlights, followed by updated financial guidance for the year 2015 and access information for today’s webcast and conference call.

Second Quarter and Year-to-Date Financial Highlights

•	Product revenue for the second quarter of 2015 was $21.5 million compared to $15.6 million for the second quarter of 2014, an increase of 38% which includes a negative impact of 11% from foreign currency translation. For the six-month period, product revenue was $42.3 million compared to $29.9 million for the same period in 2014, an increase of 41%. Total revenue for year-to-date 2015 was comprised entirely of bioprocessing revenue. For the same period in 2014, total revenue was $31.9 million, which included an upfront payment of $2.0 million from BioMarin Pharmaceutical Inc. under our therapeutic asset purchase agreement.

•	Product gross margin reached 60.0% for the second quarter of 2015 and 60.6% for the six-month period of 2015. This compares to 57.1% for the second quarter of 2014 and 56.5% for the first six months of 2014.

•	Product gross profit for the second quarter of 2015 was $12.9 million compared to product gross profit of $8.9 million for the second quarter of 2014, an increase of 45%. For the six-month period in 2015, product gross profit was $25.6 million compared to $16.9 million for same period in 2014, an increase of 52%.

•	Operating income for the second quarter of 2015 was $4.6 million compared to operating income of $3.1 million for the second quarter of 2014. Operating income for the second quarter was impacted by the recognition of $0.8 million in contingent consideration expense based on the high probability of the Company achieving a 2015 sales milestone for the Alternating Tangential Flow (ATF) System, as predefined in the Company’s asset purchase agreement with Refine Technology, LLC. Operating income for the six-month period in 2015 was $8.6 million, including $1.9 million of contingent consideration expense related to ATF System sales, compared to $8.4 million for the same period in 2014, which included $2.0 million of royalty and other revenue.

- more -

•	Net income for the second quarter of 2015 was $3.6 million, or $0.11 per diluted share, compared to $2.8 million, or $0.09 per diluted share, for the second quarter of 2014. Net income for the six-month period of 2015 was $6.5 million, or $0.19 per diluted share, compared to $7.1 million, or $0.22 per diluted share, for the same period in 2014. These net income figures include the aforementioned impact of contingent consideration in 2015 and royalty and other income in 2014.

•	EBITDA (Non-GAAP)[1] was $5.5 million for the second quarter of 2015 compared to $4.1 million during the second quarter of 2014. For the year-to-date periods, EBITDA was $10.8 million in 2015 compared to $10.3 million in 2014. These EBITDA figures included the aforementioned impact of contingent consideration in 2015 and royalty and other income in 2014.

Total operating expenses for the three-month period ended June 30, 2015 were $16.8 million compared to $12.4 million for the same period in 2014, an increase of $4.4 million. The increase in total operating expense included a $1.9 million increase in cost of product revenue associated with higher product sales, $0.8 million in contingent consideration expense based on the high probability of achieving 2015 sales milestones for the ATF System and a $1.9 million increase in sales, general and administrative (SG&A) expense. The increase in SG&A expense is due primarily to costs related to the expansion of staffing, systems and facilities to support current and future growth.

Tony J. Hunt, President and CEO of Repligen said, “During the second quarter, increased demand for our Protein A affinity ligands and ATF Systems were key drivers of revenue growth and gross margin expansion. We are very encouraged by the uptake in ATF Systems since our acquisition of the technology in June of last year. As we enter the second half of what has been a very strong year to date, we are raising our full year guidance and are confident that our focus on growth and our commitment to bioprocessing technology leadership will continue to drive value for our customers and investors.”

Financial Guidance for 2015

Based on our second quarter results and expectations for the remainder of 2015, we are revising our financial guidance as summarized below. This guidance for the year 2015 is based on expectations for our existing business and does not include the impact on our revenue and expenses of potential milestone payments, the financial impact of potential bioprocessing acquisitions or future fluctuations in foreign currency exchange rates.

•	Revenue guidance for the year 2015 is $78-$82 million, an increase from our previous guidance of $75-$78 million. Our revenue projection for 2015 is comprised exclusively of bioprocessing product sales and reflects 29%-36% sales growth, an increase from our previous guidance of 24%-29% growth. This guidance includes an estimated negative adjustment to sales growth of approximately 8% to accommodate the impact of foreign currency translation at current exchange rates.

•	Product gross margin for the year 2015 is expected to be 56%-58%, consistent with our previous guidance.

[1]	See Reconciliation of GAAP Net Income to Non-GAAP EBITDA chart at the end of this release

•	Operating expenses for the year 2015 are expected to be $65-$67 million, an increase of $3 million from our previous guidance of $62-$64 million. This increase is driven by an increase in cost of goods related to higher anticipated product sales as well as product mix, a $1 million increase in expected SG&A expense and higher contingent consideration based on the achievement of ATF System sales milestones.

•	Total income from operations for the year 2015 is expected to be $14-$16 million, and net income is expected to be $10-$12 million, consistent with our previous guidance.

Conference Call

Repligen will host a conference call and webcast today, August 6, 2015 at 8:30 a.m. ET, to discuss second quarter 2015 financial results and business updates. The live call can be accessed by dialing toll-free (844) 835-7432 for domestic callers or (404) 537-3372 for international callers. Dial-in participants must provide the passcode 91950805. In addition, a webcast will be accessible via the Investor Relations section of Repligen’s website www.repligen.com; see Events & Presentations. Both the conference call and webcast will be archived for a period of time following the live event. The replay dial-in numbers are (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. Replay listeners must provide the passcode 91950805.

Non-GAAP Financial Measures

In this release, the Company is reporting earnings before interest, taxes, depreciation and amortization (EBITDA). EBITDA is a non-GAAP financial measure and should not be viewed as an alternative to GAAP measures of performance. The Company has provided a reconciliation of GAAP net income to EBITDA at the end of this release. The Company believes that the use of this non-GAAP measure better enables management and investors to benchmark its results against historical performance and the performance of peers and to evaluate acquisition and other investment opportunities.

About Repligen Corporation

Repligen Corporation (NASDAQ:RGEN) is a life sciences company focused on the development and commercialization of high-value consumable products used in the process of manufacturing biological drugs. Our bioprocessing products are sold to major life sciences and biopharmaceutical companies worldwide. We are the leading manufacturer of Protein A affinity ligands, a critical component of Protein A media that is used to separate and purify monoclonal antibody therapeutics. Our ATF System and our growth factor products are used to increase product yield during the fermentation stage of biologic drug manufacturing. In addition, we developed and market an innovative line of “ready-to-use” chromatography columns under our OPUS® brand that we deliver pre-packed with our customers’ choice of purification media. Repligen’s corporate headquarters are in Waltham, MA (USA) and our manufacturing facilities are located in Waltham, MA and Lund, Sweden.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as

amended. Investors are cautioned that statements in this press release which are not strictly historical statements, constitute forward-looking statements, including, without limitation, express or implied statements or guidance regarding future financial performance and position, including cash and investment position, the future demand for our bioprocessing products, objectives for future operations, our receipt of any future payments under the terms of our agreement with BioMarin, our contingent payment obligations under the terms of our agreement with Refine, plans and objectives for product development and acquisitions, our market share and product sales and other statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” “anticipate,” or “could” and similar expressions. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: our ability to successfully grow our bioprocessing business, including as a result of acquisition, commercialization or partnership opportunities; our ability to develop and commercialize products and the market acceptance of our products; reduced demand for our products that adversely impacts our future revenues, cash flows, results of operations and financial condition; the success of current and future collaborative or supply relationships, including our agreement with BioMarin; our ability to compete with larger, better financed bioprocessing, pharmaceutical and biotechnology companies; our ability to optimize manufacturing process; our compliance with all Food and Drug Administration and EMEA regulations; our volatile stock price; and other risks detailed in Repligen’s Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Repligen periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Repligen contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and Repligen does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date hereof except as required by law.

Contact:

Sondra S. Newman

Senior Director Investor Relations

Repligen Corporation

(781) 419-1881

snewman@repligen.com

REPLIGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Revenue:
Product revenue	$21,457,267	$15,551,077	$42,273,543	$29,885,764
Royalty and other revenue	—	—	—	1,991,166

Total revenue	21,457,267	15,551,077	42,273,543	31,876,930

Operating expenses:
Cost of product revenue	8,586,147	6,671,581	16,659,051	13,006,645
Cost of royalty revenue	—	—	—	—
Research and development	1,251,576	1,430,133	2,819,150	2,631,123
Selling, general and administrative	6,242,275	4,325,834	12,266,801	7,709,444
Contingent consideration - fair value adjustments	768,556	17,700	1,880,930	116,020

Total operating expenses	16,848,554	12,445,248	33,625,932	23,463,232

Income from operations	4,608,713	3,105,829	8,647,611	8,413,698
Investment income	19,012	84,920	55,597	186,736
Interest expense	(7,788)	(12,780)	(16,829)	(26,865)
Other (expense) income	(268,549)	65,280	(136,518)	67,785

Income before income taxes	4,351,388	3,243,249	8,549,861	8,641,354
Income tax provision	738,831	417,827	2,007,817	1,538,829

Net income	$3,612,557	$2,825,422	$6,542,044	$7,102,525

Earnings per share:
Basic	$0.11	$0.09	$0.20	$0.22

Diluted	$0.11	$0.09	$0.19	$0.22

Weighted average shares outstanding:
Basic	32,870,473	32,233,694	32,827,536	32,098,269

Diluted	33,670,696	33,076,384	33,581,682	32,963,554

Comprehensive income (loss)	$5,054,633	$1,372,701	$4,118,142	$5,508,834

	June 30, 2015	December 31, 2014
Balance Sheet Data:
Cash, cash equivalents and marketable securities*	$64,390,336	$62,003,443
Working capital	77,441,580	70,263,229
Total assets	137,344,655	128,293,234
Long-term obligations	3,296,446	5,879,013
Accumulated deficit	(74,345,164)	(80,887,208)
Stockholders’ equity	118,222,538	111,731,808

*	does not include restricted cash

REPLIGEN CORPORATION

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP EBITDA

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

GAAP NET INCOME	3,612,557	2,825,422	6,542,044	7,102,525

Non-GAAP Adjustments:
Investment Income	(19,012)	(84,920)	(55,597)	(186,736)
Interest Expense	7,788	12,780	16,829	26,865
Tax Provision	738,831	417,827	2,007,817	1,538,829
Depreciation	744,586	648,057	1,494,659	1,285,344
Amortization	399,550	315,147	800,972	570,268

NON-GAAP EBITDA	5,484,299	4,134,313	10,806,724	10,337,095

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